Exhibit 99.2

THE GREENBRIER COMPANIES, INC.
SUPPLEMENTAL REGULATION FD DISCLOSURE
DATED MARCH 30 , 2011

This exhibit shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The information contained in this Supplemental Regulation FD Disclosure (this “Supplemental Disclosure”) is not complete and is being furnished solely for Regulation FD compliance purposes. For additional information, readers should refer to The Greenbrier Companies, Inc.’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2010, and its other filings with the Securities and Exchange Commission (the “SEC”).

Unless otherwise indicated or required by the context, the terms “Greenbrier,” “we,” “our,” “us” and the “Company refer to The Greenbrier Companies, Inc. and its consolidated subsidiaries. Unless otherwise indicated, references to fiscal year refer to the fiscal year of Greenbrier, which ends on August 31.

This Supplemental Disclosure contains forward-looking statements. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” and similar expressions to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that might cause such a difference include those discussed below under the heading “Risk Factors”; as well as those discussed under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended November 30, 2010 and our other filings with the SEC. The risks and uncertainties discussed herein and therein are not the only risks and uncertainties that we face. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial or that are not specific to us, such as general economic conditions, may also materially and adversely affect our business and operations. If any of those risks and uncertainties or the risks and uncertainties described herein or in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010, our Quarterly Report on Form 10-Q for the quarter ended November 30, 2010 or our other filings with the SEC actually occur, our business, financial condition or results of operation could be harmed substantially. Readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements contained herein reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

Our Company

We are one of the leading designers, manufacturers and marketers of railroad freight car equipment in North America and Europe, a manufacturer and marketer of ocean-going marine barges in North America and a leading provider of wheel services, railcar refurbishment and parts, leasing and other services to the railroad and related transportation industries in North America.

We operate an integrated business model in North America that combines repair, refurbishment and component parts, freight car manufacturing, leasing and fleet management services. Our model is designed to provide customers with a comprehensive set of freight car solutions utilizing our substantial engineering, mechanical and technical capabilities as well as our experienced commercial personnel. This model allows us to develop cross-selling opportunities and synergies among our various business segments and to enhance our margins. We believe our integrated model is difficult to duplicate and provides greater value for our customers.

Segment Overview

We operate in three primary business segments: (i) Wheel Services, Refurbishment & Parts, (ii) Manufacturing and (iii) Leasing & Services. Revenue for the last twelve-month, or LTM, period ended November 30, 2010 for each of the segments was $394 million, $321 million and $79 million, respectively.

Wheel Services, Refurbishment & Parts ($394 million in LTM revenues, 50% of total LTM revenues)

We operate one of the largest independent wheel services, repair, refurbishment and component parts networks in North America, with 37 locations. Our wheel shops, operating in 12 locations, provide complete wheel services, including reconditioning of wheels, axles and roller bearings in addition to new axle machining and finishing and axle downsizing. Our network of railcar repair and refurbishment shops, operating in 21 locations, performs heavy railcar repair and refurbishment and routine railcar maintenance for third parties, as well as for our own leased and managed fleets. Our component parts facilities, operating in 4 locations, recondition railcar cushioning units, couplers, yokes, side frames, bolsters and various other parts. We also produce roofs, doors and associated parts for boxcars.

Manufacturing ($321 million in LTM revenues, 40% of total LTM revenues)

We manufacture a broad array of railcar types in North America and Europe. Our North American backlog of 8,100 units as of November 30, 2010 represented 36% of the entire North American industry backlog as of the end of 2010. We are the leading North American manufacturer of intermodal railcars with an average market share of approximately 64% over the five year period from 2005 to 2010. In addition to our strength in intermodal railcars, we have commanded an average market share of approximately 56% in boxcars, 30% in flat cars and 18% in covered hoppers over the same period. In 2007 we entered the tank car market with a multi-year contract with General Electric Railcar Services Corporation. Also, our fuel-efficient AutoMaxtm railcar is a fully-integrated multi-level railcar for transporting finished automobiles, capable of switching from tri-level to bi-level configuration for different mixes of passenger and sport utility vehicles. Although no formal statistics are available for the European market, we believe we are one of the leading new freight car manufacturers in that market. We also manufacture a broad range of ocean-going barges including conventional deck barges, double-hull tank barges, railcar/deck barges, barges for aggregates and other heavy industrial products and dump barges at our Portland, Oregon manufacturing facility, located on a deep-water port on the Willamette River.

Leasing & Services ($79 million in LTM revenues, 10% of total LTM revenues)

Our relationships with financial institutions, combined with our ownership of a lease fleet of approximately 9,000 railcars, enable us to offer flexible financing programs including traditional direct finance leases, operating leases and “by the mile” leases to our customers. As an equipment owner, we participate principally in the operating lease segment of the market. The majority of our leases are “full service” leases whereby we are responsible for maintenance and administration. Maintenance of the fleet is provided, in part, through our own facilities and engineering and technical staff. Assets from our owned lease fleet are periodically sold to take advantage of market conditions, manage risk and maintain liquidity. Our management services business offers a broad array of software and services that include railcar maintenance management, railcar accounting services (such as billing and revenue collection, car hire receivable and payable administration), total fleet management (including railcar tracking using proprietary software), administration and railcar remarketing. Frequently, we originate leases of railcars, which are either newly built or refurbished by us, sell the railcars and attached leases to financial institutions and subsequently provide management services under multi-year agreements. In addition to the services we perform for our owned lease fleet of approximately 9,000 railcars, we also currently provide management services for a fleet of approximately 216,000 railcars for railroads, shippers, carriers, institutional investors and other leasing and transportation companies in North America.

Industry

The North American freight railroad supply market is a mature industry driven by overall demand for railroad freight transportation. Railcars are purchased and maintained primarily by railroads, leasing companies, industrial shippers and utilities. Railcars are long-lived assets that require regular maintenance and substantial refurbishment during their economic life. We believe that the primary drivers of demand for our railcar products and services in North America are general macro-economic conditions as well as industry-specific trends. These conditions and trends influence the quantity of goods transported by rail and, ultimately, demand for our products and services. General macro-economic drivers include growth in GDP, rate of industrial production and consumer spending. Certain industry trends include:

•	Recent increases in industry-wide freight car orders. According to Railway Supply Institute, a railroad supplier industry group, for the five quarters ended December 31, 2010, industry-wide orders for freight cars in North America increased from 2,821 units to 10,853 units, a 285% increase. North American freight car industry orders have recently climbed from a low point in 2009, as indicated in the chart below.

1 Draft IHS Global Insight report (February 18, 2011) citing Railway Supply Institute

•	Greater industry-wide backlogs since the beginning of 2010. As the North American freight car industry’s orders increased during the five quarters ended December 31, 2010, backlog also increased from 10,462 units at December 31, 2009 to 22,658 units at December 31, 2010, a 117% increase during the same period, as indicated below.

1 Draft IHS Global Insight report (February 18, 2011) citing Railway Supply Institute

•	Forecasted growth in North American freight car deliveries. IHS Global Insight, an economic and industry consulting firm in the transportation equipment sector, expects new freight car deliveries in North America to rise from approximately 16,600 units in 2010 to approximately 31,300 units in 2011, 50,300 units in 2012, 66,000 units in 2013, 67,400 units in 2014 and 62,200 units in 2015. North American freight car deliveries are shown in the table below.

1	Draft IHS Global Insight report (February 18, 2011) citing Railway Supply Institute data for 1995 through 2010 and including IHS Global Insight’s forecast for 2011 through 2015.

We also believe a number of regulatory and other factors positively affect rail transportation. Freight railroads have made significant infrastructure and equipment investments over the past 30 years to make rail freight transportation more efficient. Rail freight transportation is a cost effective mode of transportation and is more fuel efficient and environmentally friendly than highway transportation. Rail freight also may present transportation policy benefits by potentially alleviating road congestion. We believe long-term railcar replacement demand for railcars as well as repair and refurbishment demand is supported by an aging North American railcar fleet and applicable regulations.

Competitive Strengths

Integrated Business Model Creates Competitive Advantages.  In North America, we operate an integrated business model that combines repair, refurbishment and component parts, freight car manufacturing, leasing and fleet management services. Our model is designed to provide customers with a comprehensive set of freight car solutions utilizing our substantial engineering, mechanical and technical capabilities as well as our experienced commercial personnel. This model allows us to develop cross-selling opportunities and synergies among our various business segments and enhance our margins. We frequently provide more than one of these products and services to any given customer, and as a result of the breadth of our capabilities, we are able to provide our products and services throughout a railcar’s life. For instance, we originate leases of railcars, which are either newly built or refurbished by us, sell the railcars and attached leases to financial institutions and subsequently provide management and maintenance services under multi-year agreements. Our integrated business model diversifies our business and we believe it stabilizes our financial performance during economic downturns while providing a platform for growth.

Seamless Independent Shop Network in North America Offers Broad Geographic Coverage.  We operate one of the largest independent networks of repair and refurbishment, wheel services and parts shops in North America. Our 37 repair and refurbishment, wheel services and parts locations are positioned near key rail transportation hubs and customer locations. We believe we create value for our customers by providing a seamless shop network with broad geographic coverage, close proximity to customer operations and consistently high service quality. We leverage this network to offer our lessor, railroad and shipper customers comprehensive railcar repair and maintenance services. Our ownership of repair shops and parts manufacturing facilities also reduces the cost of maintaining our owned and managed lease fleets and our reliance on third-party suppliers. This enables us to more easily meet delivery expectations in periods of peak demand when key components can be in short supply.

Broad New Railcar and Marine Product Offerings Help Reduce Cyclicality.  We believe we provide one of the broadest new railcar product offerings in North America, where we produce every major railcar type except coal cars. In Europe we have similarly broad product offerings. Additionally, in North America, we are able to manufacture a broad range of ocean-going barges, including conventional deck barges, double-hull tank barges, railcar/deck barges, barges for aggregates and other heavy industrial products and dump barges. Different railcar and marine barge types haul different commodities, some of which are in higher demand than others during any given business cycle. We believe our product diversification provides greater stability during economic cycles and allows us to better serve our customers’ needs.

Systems and Institutional Expertise Position Leasing & Services Business for Growth.  The railroad industry is governed by many rules, regulations and laws that are unique to the industry and affect the cost of ownership and maintenance of a railcar. In order to efficiently and effectively manage these requirements we have made investments in scalable systems, proprietary software and people. These investments enable railcar owners and operators to outsource the management (tracking, maintenance, billing, etc) of railcar fleets to us on a cost-effective basis.

Business Strategies

Maximize our Integrated Business Model.  We intend to continue to leverage our integrated repair, refurbishment and component parts, freight car manufacturing, leasing and fleet management services businesses to increase the volume of business transacted with our customers and enhance our margins. Through our comprehensive product and service offerings and engineering capabilities, we believe we are well positioned to capitalize on changing industry trends, reduce our exposure to any single product line or customer and better serve the diverse needs of our customers across economic cycles. We believe the rail industry is poised to benefit from an improving economic environment and favorable industry trends. As a supplier to the industry with a unique value proposition, we expect all of our business segments to benefit from these same forces.

Continue Initiative to Expand After Market Services.  Over the past five years, we have significantly grown our wheel services, repair, refurbishment and component parts, leasing and management services businesses. Principally as a result of acquisitions over the last four years, our wheel services, refurbishment & parts business has grown from revenue of $102 million in fiscal 2006 to $394 million in the twelve months ended November 30, 2010. Additionally, we have grown our owned and managed fleets of railcars from 37,000 units in 2000 to 225,000 units as of February 28, 2011. We intend to continue the growth of each of these operations, organically, and through our strategic relationships.

Capitalize on Our Strong Relationships with Strategic Industry Players.  We have developed relationships with key strategic industry partners and we intend to utilize these relationships to create new opportunities for us. We also believe that our strategic relationship with WL Ross & Co. creates a platform for growth by combining our respective strengths. Under the terms of our agreement with WL Ross & Co., we have established a joint investment committee to pursue potentially attractive investment opportunities in the North American railcar and marine barge manufacturing businesses. On April 29, 2010, WL Ross—Greenbrier

Rail Holdings LLC (“WLR-GBX”), an entity owned by affiliate funds of WL Ross & Co., acquired a lease portfolio of nearly 4,000 railcars valued at $230 million. We have entered into a railcar remarketing and management agreement to exclusively manage the railcars owned by WLR-GBX and other agreements related to the acquisition. We currently receive management fee income related to this portfolio. This transaction is consistent with our strategy to work with WL Ross & Co. to pursue growth in less cyclical, higher margin, after-market opportunities. We intend to seek additional opportunities through structured transactions in which we help originate and manage the business opportunity, and in which WL Ross & Co. makes a direct investment.

Continue Financial Initiatives of Deploying Capital Efficiently while Maintaining Financial Flexibility.  During the recently challenging economic environment, we scaled our operations, controlled costs and expenditures, paid down debt and managed our business to maximize our cash flow and improve our financial flexibility. In this regard, we have taken the following measures:

•	improved our liquidity and strengthened our balance sheet through our May 2010 and December 2010 public common stock offerings from our existing shelf registration statement which resulted in total net proceeds to us of approximately $115.5 million;

•	reduced our leverage by purchasing in April 2010 $22.2 million principal amount of our 2.375% convertible senior notes due 2026, or the 2026 Notes, (with a first investor put date of May 2013) on the open market for $20 million in cash;

•	reduced our funded indebtedness under our outstanding credit facilities, notes and loans from $570.5 million as of August 31, 2009 to $517.5 million as of August 31, 2010 and to $523.6 million as of November 30, 2010; and

•	maintained availability under our North American senior secured credit facility of $96.4 million as of November 30, 2010, to supplement our cash balances.

We intend to continue our strategy of deploying our capital efficiently and maintaining our financial strength and flexibility.

Summary Historical Consolidated Financial and Operating Data

The following tables present our summary historical consolidated financial data and operating information for the periods indicated. The summary historical consolidated financial information as of August 31, 2010 and 2009 and for each of the three fiscal years in the three-year period ended August 31, 2010 is derived from our audited historical consolidated financial statements incorporated by reference into this offering memorandum. The summary statement of operations data for the three months ended November 30, 2010 and 2009 and the selected balance sheet data as of November 30, 2010 and 2009 have been derived from our unaudited interim consolidated financial statements incorporated by reference into this offering memorandum. In the opinion of our management, all adjustments considered necessary for a fair presentation of the interim November 30, 2010 and November 30, 2009 financial information have been included. Our operating results for the three months ended November 30, 2010 are not necessarily indicative of the results to be expected for any future periods.

This information is only a summary and should be read in conjunction with our management’s discussion and analysis of financial condition and results of operations and the historical consolidated financial statements and notes thereto referred to above.

	Fiscal Year Ended August 31,			Three Months Ended November 30,
	2008	2009	2010	2009	2010
	(In thousands, except per share amounts)

Consolidated Statement of Operations Data
Revenue
Manufacturing	$665,093	$462,496	$295,566	$60,078	$85,440
Wheel Services, Refurbishment & Parts	527,466	476,164	390,061	92,983	97,145
Leasing & Services	97,520	79,465	78,823	18,632	18,859

	1,290,079	1,018,125	764,450	171,693	201,444
Cost of revenue
Manufacturing	653,879	458,733	268,395	55,847	79,747
Refurbishment & Parts	426,183	420,294	344,522	83,286	86,411
Leasing & Services	47,774	45,991	41,365	10,918	9,120

	1,127,836	925,018	654,282	150,051	175,278
Margin	162,243	93,107	110,168	21,642	26,166
Other costs
Selling and administrative	85,133	65,743	69,931	16,208	17,938
Interest and foreign exchange	44,320	45,912	43,134	11,112	10,304
Special charges	2,302	55,667	(11,870)	—	—

	131,755	167,322	101,195	27,320	28,242
Earnings (loss) before income tax and equity in unconsolidated subsidiary	30,488	(74,215)	8,973	(5,678)	(2,076)
Income tax benefit (expense)	(17,159)	16,917	959	2,500	611

Earnings (loss) before equity in unconsolidated subsidiary	13,329	(57,298)	9,932	(3,178)	(1,465)
Equity in earnings (loss) of unconsolidated subsidiary	872	(565)	(1,601)	(183)	(587)

Net earnings (loss)	$14,201	$(57,863)	$8,331	$(3,361)	$(2,052)
Less: Net loss attributable to noncontrolling interest	3,182	1,472	(4,054)	117	(252)

Net earnings (loss) attributable to controlling interest	$17,383	$(56,391)	$4,277	$(3,244)	$(2,304)

Basic earnings (loss) per common share:	$1.06	$(3.35)	$.23	$(0.19)	$(0.11)

Diluted earnings (loss) per common share:	$1.06	$(3.35)	$.21	$(0.19)	$(0.11)

Weighted average common shares:
Basic	16,395	16,815	18,585	17,087	21,879
Diluted	16,417	16,815	20,213	17,087	21,879
Weighted average basic common shares outstanding	16,395	16,815	18,585	17,087	21,879
Dilutive effect of employee stock options[1]	22	—	6	—	—
Dilutive effect of warrants[1]	—	—	1,622	—	—

Weighted average diluted common shares outstanding	16,417	16,815	20,213	17,087	21,879

1	Dilutive effect of common stock equivalents excluded from per share calculation for the year ended August 31, 2009 and the three month periods ended November 30, 2009 and November 30, 2010 due to net losses during those periods. The dilutive effect of warrants, issued in 2009, equivalent to 0.3 million shares were excluded from the calculation of diluted earnings (loss) per common share attributable to Greenbrier for the year ended August 31, 2009 as these warrants were anti-dilutive due to net loss.

	Fiscal Year Ended August 31,			Three Months Ended November 30,
	2008	2009	2010	2009	2010
	(in thousands)

Other Operating Data
New railcar units delivered	7,300	3,700	2,500	350	1,050

New railcar units backlog (at end of period)	16,200	13,400	5,300	4,900	8,100
Lease fleet (at end of period):
Units managed	137,697	217,403	225,223	222,968	224,069
Units owned	8,631	8,713	8,156	8,790	8,556

Consolidated Balance Sheet Data (at end of period)
Cash and cash equivalents		$76,187	$98,864	$65,393	$49,247
Leasing equipment		$321,173	$304,458	$323,905	$298,942
Total assets		$1,048,291	$1,072,888	$1,039,520	$1,109,276
Revolving notes & notes payable		$541,190	$501,330	$540,644	$509,166
Total equity		$232,450	$297,407	$229,603	$296,566

Other Financial Data
Capital expenditures
Manufacturing	$24,113	$9,109	$8,715	$611	$5,818
Wheel Services, Refurbishment & Parts	7,651	6,599	12,215	2,919	4,342
Leasing & Services	45,880	23,139	18,059	8,409	1,376

	$77,644	$38,847	$38,989	$11,939	$11,536

Proceeds from sale of equipment	$14,598	$15,555	$22,978	$2,667	$4,054

Depreciation and amortization:
Manufacturing	$11,267	$11,471	$11,061	$2,814	$2,428
Refurbishment & Parts	10,338	11,885	11,435	2,923	3,017
Leasing & Services	13,481	14,313	15,015	3,655	3,874

	$35,086	$37,669	$37,511	$9,392	$9,319

Adjusted EBITDA[1]	$113,948	$65,940	$72,093	$14,760	$16,708

1	We are presenting Adjusted EBITDA as a supplemental measure of our performance. Adjusted EBITDA is not a financial measure under generally accepted accounting principles, or GAAP. We define Adjusted EBITDA as earnings (loss) attributable to Greenbrier before the non-cash portion of special items, depreciation and amortization, income tax (benefit) expense and interest and foreign exchange. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and us. You should not consider Adjusted EBITDA in isolation or as a substitute for net earnings (loss) to Greenbrier or other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from, and may not be comparable to, similarly titled measures used by other companies.

Reconciliation of net earnings (loss) attributable to Greenbrier to Adjusted EBITDA
     (In thousands)

	Fiscal Year Ended August 31,			Three Months Ended November 30,
	2008	2009	2010	2009	2010
(In thousands)

Net earnings (loss) attributable to Greenbrier	$17,383	$(56,391)	$4,277	$(3,244)	$(2,304)
Special items (non-cash portion)	—	55,667	(11,870)	—	—
Depreciation and amortization	35,086	37,669	37,511	9,392	9,319
Income tax (benefit) expense	17,159	(16,917)	(959)	(2,500)	(611)
Interest and foreign exchange	44,320	45,912	43,134	11,112	10,304

Adjusted EBITDA	$113,948	$65,940	$72,093	$14,760	$16,708

Risk Factors

Greenbrier hereby discloses the following risks about its business:

During economic downturns or a rising interest rate environment, the cyclical nature of our business results in lower demand for our products and reduced revenue.

Our business is cyclical. Overall economic conditions and the purchasing practices of buyers have a significant effect upon our railcar repair, refurbishment and component parts, marine manufacturing, railcar manufacturing and leasing and fleet management services businesses due to the impact on demand for new, refurbished, used and leased products. As a result, during downturns, we could operate with a lower level of backlog and may temporarily slow down or halt production at some or all of our facilities. Economic conditions that result in higher interest rates increase the cost of new leasing arrangements, which could cause some of our leasing customers to lease fewer of our railcars or demand shorter lease terms. An economic downturn or increase in interest rates may reduce demand for our products, resulting in lower sales volumes, lower prices, lower lease utilization rates and decreased profits.

We face aggressive competition by a concentrated group of competitors and a number of factors may influence our performance and our results of operations.

We face aggressive competition by a concentrated group of competitors in all geographic markets and in each area of our business. The railcar manufacturing and repair industry is intensely competitive and we expect it to remain so in the foreseeable future. A number of other factors may influence our performance, including without limitation: fluctuations in the demand for newly manufactured railcars or marine barges; fluctuations in demand for wheel services, refurbishment and parts; our ability to adjust to the cyclical nature of the industries in which we operate; delays in receipt of orders, risks that contracts may be canceled during their term or not renewed and that customers may not purchase the amount of products or services under the contracts as anticipated; domestic and global economic conditions including such matters as embargoes or quotas; growth or reduction in the surface transportation industry; steel and specialty component price fluctuations and availability, scrap surcharges, steel scrap prices and other commodity price fluctuations and their impact on product demand and margin; loss of business from, or a decline in the financial condition of, any of the principal customers that represent a significant portion of our total revenues; competitive factors, including introduction of competitive products, new entrants into certain of our markets, price pressures, limited customer base and competitiveness of our manufacturing facilities and products; industry overcapacity and our manufacturing capacity utilization; and other risks, uncertainties and factors. If we do not compete successfully or if we are affected by any of these factors, our market share and results of operation may be adversely affected.

A prolonged decline in performance of the rail freight industry would have an adverse effect on our financial condition and results of operations.

Our future success depends in part upon the performance of the rail freight industry, which in turn depends on the health of the economy. If railcar loadings, railcar and railcar components replacement rates or refurbishment rates or industry demand for our railcar products weaken or otherwise do not materialize, our financial condition and results of operations would be adversely affected.

Our backlog is not necessarily indicative of the level of our future revenues.

Our manufacturing backlog represents future production for which we have written orders from our customers in various periods, and estimated potential revenue attributable to those orders. Some of this backlog is subject to our fulfillment of certain competitive conditions. Our reported backlog may not be converted to revenue in any particular period and some of our contracts permit cancellations without financial penalties or with limited compensation that would not replace lost revenue or margins. Actual revenue from such contracts may not equal our backlog revenues, and therefore, our backlog is not necessarily indicative of the level of our future revenues.

Railcar deliveries, which are the primary source of our manufacturing revenue, were approximately 3,200 units in the twelve months ended November 30, 2010. We derive a significant amount of our revenue from a limited number of customers, the loss of or reduction of business from one or more of which could have an adverse effect on our business. A significant portion of our revenue and backlog is generated from a few major customers. We cannot be assured that our customers will continue to use our products or services or that they will continue to do so at historical levels. A reduction in the purchase or leasing of our products or a termination of our services by one or more of our major customers could have an adverse effect on our business and operating results.

A prolonged decline in demand for our barge products would have an adverse effect on our financial condition and results of operations.

The April 2010 catastrophic explosion of the Deepwater Horizon oil drilling platform and the related oil spill in the U.S. Gulf of Mexico coupled with currently weak economic conditions may continue to have an adverse effect on our results of operations by reducing demand for our marine barges. These could reduce our revenues and margins, limit our ability to grow, increase pricing pressure on our products, and otherwise adversely affect our financial results.

We derive a significant amount of our revenue from a limited number of customers, the loss of or reduction of business from one or more of which could have an adverse effect on our business.

A significant portion of our revenue and backlog is generated from a few major customers such as BNSF Railway Company, General Electric Railcar Services Corporation and Union Pacific Railroad. Although we have some long-term contractual relationships with our major customers, we cannot be assured that our customers will continue to use our products or services or that they will continue to do so at historical levels. A reduction in the purchase or leasing of our products or a termination of our services by one or more of our major customers could have an adverse effect on our business and operating results.

Fluctuations in the availability and price of energy, steel and other raw materials, and our fixed price contracts could have an adverse effect on our ability to manufacture and sell our products on a cost-effective basis and could adversely affect our margins and revenue of our manufacturing and wheel services, refurbishment and parts businesses.

A significant portion of our business depends upon the adequate supply of steel, components and other raw materials at competitive prices and a small number of suppliers provide a substantial amount of our requirements. The cost of steel and all other materials used in the production of our railcars represents more than half of our direct manufacturing costs per railcar and in the production of our marine barges represents more than 30% of our direct manufacturing costs per marine barge.

Our businesses also depend upon the adequate supply of energy at competitive prices. When the price of energy increases it adversely impacts our operating costs and could have an adverse effect upon our ability to conduct our businesses on a cost-effective basis. We cannot be assured that we will continue to have access to supplies of energy or necessary components for manufacturing railcars and marine barges. Our ability to meet demand for our products could be adversely affected by the loss of access to any of these supplies, the inability to arrange alternative access to any materials, or suppliers limiting allocation of materials to us.

In some instances, we have fixed price contracts which anticipate material price increases and surcharges, or contracts that contain actual or formulaic pass through of material price increases and surcharges. However, if the price of steel or other raw materials were to fluctuate in excess of anticipated increases on which we have based our fixed price contracts, or if we were unable to adjust our selling prices or have adequate protection in our contracts against changes in material prices, or if we are unable to reduce operating costs to offset any price increases, our margins would be adversely affected. The loss of suppliers or their inability to meet our price, quality, quantity and delivery requirements could have an adverse effect on our ability to manufacture and sell our products on a cost-effective basis.

Decreases in the price of scrap adversely impact our Wheel Services, Refurbishment & Parts margin and revenue. A portion of our Wheel Services, Refurbishment & Parts business involves scrapping steel parts and the resulting revenue from such scrap steel increases our margins and revenues. When the price of scrap steel declines, our margins and revenues in such business therefore decrease.

If we are not able to procure specialty components on commercially reasonable terms or on a timely basis, our business, financial condition and results of operations would be adversely impacted. We rely on limited suppliers for certain components needed in our production.

Our manufacturing operations depend in part on our ability to obtain timely deliveries of materials and components in acceptable quantities and quality from our suppliers. Certain components of our products, particularly specialized components like castings, bolsters and trucks, are currently available from only a limited number of suppliers or even a single supplier. Recent increases in the number of railcars manufactured have increased the demand for such components and continued strong demand may cause industry-wide shortages if suppliers reach capacity production. Our dependence on a limited number of suppliers or a single-source supplier involves risks, including limited control over pricing, availability and delivery schedules. If any one or more of our suppliers cease to provide us with sufficient quantities of our components in a timely manner or on terms acceptable to us, or cease to manufacture components of acceptable quality, we could incur disruptions in our production of our products and we could have to seek alternative sources for these components. We could also incur delays while we attempt to locate and engage alternative qualified suppliers and we might be unable to engage acceptable alternative suppliers on favorable terms, if at all. Any such disruption in our supply of specialized components or increased costs in those components could harm our business and adversely impact our results of operations.

Changes in the credit markets and the financial services industry could negatively impact our business, results of operations, financial condition or liquidity.

During 2008 and 2009, the credit markets and the financial services industry experienced a period of unprecedented turmoil, resulting in tighter availability of credit on more restrictive terms. Such factors could have a negative impact on our liquidity and financial condition if our ability to borrow money to finance operations, obtain credit from trade creditors, offer leasing products to our customers or sell railcar assets to other lessors were to be impaired. In addition, if economic conditions remain depressed it could also adversely impact our customers’ ability to purchase or pay for products from us or our suppliers’ ability to provide us with product, either of which could negatively impact our business and results of operations.

Our financial performance and market value could cause future write-downs of goodwill or intangibles in future periods.

We are required to perform an annual impairment review of goodwill and indefinite lived assets which could result in impairment write-downs. We perform a goodwill impairment test annually during the third fiscal quarter. Goodwill is also tested more frequently if changes in circumstances or the occurrence of events indicates that a potential impairment exists. When changes in circumstances indicate the carrying amount of certain long-lived assets may not be recoverable, the assets are evaluated for impairment. If the carrying value of the asset is in excess of the fair value, the carrying value will be adjusted to fair value through an impairment charge. As of November 30, 2010, we had $137.1 million of goodwill in our Wheel Services, Refurbishment & Parts segment and $55.0 million of net identifiable intangible assets. Our stock price can impact the results of the impairment review of goodwill and intangibles. Future write-downs of goodwill and intangibles could affect certain of the financial covenants under debt instruments and could restrict our financial flexibility. In the event of goodwill impairment, we may have to test other intangible assets for impairment. Impairment charges to our goodwill or our indefinite lived assets could impact our results of operations.

If we or our joint ventures fail to complete capital expenditure projects on time and within budget, or if these projects, once completed, fail to operate as anticipated, such failure could adversely affect our business, financial condition and results of operations.

From time-to-time, we, or our joint ventures, undertake strategic capital projects in order to enhance, expand and/or upgrade facilities and operational capabilities. For instance, we have undertaken an expansion of our wheels services business in North Platte, Nebraska and commenced construction of a new advanced automated wheel facility. In addition, our joint venture in Mexico is currently building a third line of production. Our ability, and our joint ventures’ ability, to complete these projects on time and within budget, and for us to realize the anticipated increased revenues or otherwise realize acceptable returns on these investments or other strategic capital projects that may be undertaken is subject to a number of risks, many of which are beyond our control, including a variety of market, operational, permitting, and labor related factors. In addition, the cost to implement any given strategic capital project ultimately may prove to be greater than originally anticipated. If we, or our joint ventures, are not able to achieve the anticipated results from the implementation of any of these strategic capital projects, or if unanticipated implementation costs are incurred, our business, financial condition and results of operations may be adversely affected.

The timing of our asset sales and related revenue recognition could cause significant differences in our quarterly results and liquidity.

We may build railcars or marine barges in anticipation of a customer order, or that are leased to a customer and ultimately planned to be sold to a third-party. The difference in timing of production and the ultimate sale is subject to risk and could cause a fluctuation in our quarterly results and liquidity. In addition, we periodically sell railcars from our own lease fleet and the timing and volume of such sales is difficult to predict. As a result, comparisons of our quarterly revenues, income and liquidity between quarterly periods within one year and between comparable periods in different years may not be meaningful and should not be relied upon as indicators of our future performance.

We could be unable to remarket leased railcars on favorable terms upon lease termination or realize the expected residual values, which could reduce our revenue and decrease our overall return.

We re-lease or sell railcars we own upon the expiration of existing lease terms. The total rental payments we receive under our operating leases do not fully amortize the acquisition costs of the leased equipment, which exposes us to risks associated with remarketing the railcars. Our ability to remarket leased railcars profitably is dependent upon several factors, including, but not limited to, market and industry conditions, cost of and demand for newer models, costs associated with the refurbishment of the railcars and interest rates. Our inability to re-lease or sell leased railcars on favorable terms could result in reduced revenues and margins and decrease our overall returns.

Risks related to our operations outside of the United States could adversely impact our operating results.

Our operations outside of the United States are subject to the risks associated with cross-border business transactions and activities. Political, legal, trade or economic changes or instability could limit or curtail our foreign business activities and operations. Some foreign countries in which we operate have regulatory authorities that regulate railroad safety, railcar design and railcar component part design, performance and manufacturing. If we fail to obtain and maintain certifications of our railcars and railcar parts within the various foreign countries where we operate, we may be unable to market and sell our railcars in those countries. In addition, unexpected changes in regulatory requirements, tariffs and other trade barriers, more stringent rules relating to labor or the environment, adverse tax consequences, currency and price exchange controls could limit operations and make the manufacture and distribution of our products difficult. The uncertainty of the legal environment or geo-political risks in these and other areas could limit our ability to enforce our rights effectively. Because we have operations outside the United States, we could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-corruption laws. We operate in parts of the world that have experienced governmental corruption to some degree, and in certain circumstances, strict compliance with anti-corruption laws may conflict with local customs and practices. The failure to comply with laws governing international business practices may result in substantial penalties and fines. Any international expansion or acquisition that we undertake could amplify these risks related to operating outside of the United States.

We depend on our senior management team and other key employees, and significant attrition within our management team could adversely affect our business.

Our success depends in part on our ability to attract, retain and motivate senior management and other key employees. Achieving this objective may be difficult due to many factors, including fluctuations in global economic and industry conditions, competitors’ hiring practices, cost reduction activities, and the effectiveness of our compensation programs. Competition for qualified personnel can be very intense. We must continue to recruit, retain and motivate senior management and other key employees sufficient to maintain our current business and support our future projects. Cost-cutting measures that have reduced compensation make us vulnerable to attrition among our current senior management team and other key employees, and may make it difficult for us to hire additional senior managers and other key employees. A loss of any such personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, financial condition and results of operations.

Some of our employees belong to labor unions and strikes or work stoppages could adversely affect our operations.

We are a party to collective bargaining agreements with various labor unions at some of our operations. Disputes with regard to the terms of these agreements or our potential inability to negotiate acceptable contracts with these unions in the future could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. We cannot be assured that our relations with our workforce will remain positive or that union organizers will not be successful in future attempts to organize at some of our other facilities. If our workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized or the terms and conditions in future labor agreements were renegotiated, we could experience a significant disruption of our operations and higher ongoing labor costs. In addition, we could face higher labor costs in the future as a result of severance or other charges associated with lay-offs, shutdowns or reductions in the size and scope of our operations or due to the difficulties of restarting our operations that have been temporarily shuttered.

Shortages of skilled labor could adversely impact our operations.

We depend on skilled labor in the manufacture of railcars and marine barges, repair and refurbishment of railcars and provision of wheel services and supply of parts. Some of our facilities are located in areas where demand for skilled laborers often exceeds supply. Shortages of some types of skilled laborers such as welders could restrict our ability to maintain or increase production rates and could increase our labor costs.

Our operations in Mexico are dependent on a number of factors, including factors outside of our control. If we experience an interruption of our manufacturing operations in Mexico, our results of operations may be adversely affected.

In Sahagun, Mexico, we depend on a third party to provide us with most of the labor services for our operations under a services agreement. All of the labor provided by the third party is subject to collective bargaining agreements, over which we have no control. If the third party fails to provide us with the services required by our agreement for any reason, including labor stoppages or strikes or a sale of facilities owned by the third party, our operations could be adversely effected. Additionally, we could incur substantial expense and interruption if we are unable to renew our Sahagun, Mexico manufacturing facility’s lease on acceptable terms, or at all. Any interruption of our manufacturing operations in Mexico could adversely affect our results of operations.

Fluctuations in foreign currency exchange rates could lead to increased costs and lower profitability.

Outside of the United States, we operate in Mexico, Germany and Poland, and our non-U.S. businesses conduct their operations in local currencies and other regional currencies. We also source materials worldwide. Fluctuations in exchange rates may affect demand for our products in foreign markets or our cost competitiveness and may adversely affect our profitability. Although we attempt to mitigate a portion of our exposure to changes in currency rates through currency rate hedge contracts and other activities, these efforts cannot fully eliminate the risks associated with the foreign currencies. In addition, some of our borrowings are in foreign currency, giving rise to risk from fluctuations in exchange rates. A material or adverse change in exchange rates could result in significant deterioration of profits or in losses for us.

We have potential exposure to environmental liabilities, which could increase costs or have an adverse effect on results of operations.

We are subject to extensive national, state, provincial and local environmental laws and regulations concerning, among other things, air emissions, water discharge, solid waste and hazardous substances handling and disposal and employee health and safety. These laws and regulations are complex and frequently change. We could incur unexpected costs, penalties and other civil and criminal liability if we fail to comply with environmental laws or permits issued to us pursuant to those laws. We also could incur costs or liabilities related to off-site waste disposal or remediating soil or groundwater contamination at our properties. In addition, future environmental laws and regulations may require significant capital expenditures or changes to our operations.

In addition to environmental, health and safety laws, the transportation of commodities by railcar raises potential risks in the event of a derailment or other accident. Generally, liability under existing law in the United States for accidents such as derailments depends on the negligence of the party. However, for certain hazardous commodities being shipped, strict liability concepts may apply.

Environmental studies have been conducted on our owned and leased properties that have indicated a need for additional investigation and some remediation. Some of these projects are ongoing. Our Portland, Oregon manufacturing facility is located adjacent to the Willamette River. The United States Environmental Protection Agency (EPA) has classified portions of the river bed, including the portion fronting our Portland, Oregon facility, as a federal “National Priority List” or “Superfund” site due to sediment contamination (the Portland Harbor Site). We and more than 140 other parties have received a “General Notice” of potential liability from the EPA relating to the Portland Harbor Site. The letter advised that we may be liable for the costs of investigation and remediation (which liability may be joint and several with other potentially responsible parties) as well as for natural resource damages resulting from releases of hazardous substances to the site. At this time, ten private and public entities, including us, have signed an Administrative Order on Consent (AOC) to perform a remedial investigation/feasibility study (RI/FS) of the Portland Harbor Site under EPA oversight, and several additional entities have not signed such consent, but are nevertheless contributing money to the effort. A draft of the RI study was submitted on October 27, 2009. The Feasibility Study is being developed and is expected to be submitted in the fourth calendar quarter of 2011. Eighty-two parties have entered into a non-judicial mediation process to try to allocate costs associated with the Portland Harbor site. Approximately 110 additional parties have signed tolling agreements related to such allocations. On April 23, 2009, we and the other AOC signatories filed suit against 69 other parties due to a possible limitations period for some such claims; Arkema Inc. et al v. A & C Foundry Products, Inc., et al, US District Court, District of Oregon, Case #3:09-cv-453-PK. All but 12 of these parties elected to sign tolling agreements and be dismissed without prejudice, and the case has now been stayed by the court, pending completion of the RI/FS. In addition, we have entered into a Voluntary Clean-Up Agreement with the Oregon Department of Environmental Quality in which we agreed to conduct an investigation of whether, and to what extent, past or present operations at the Portland property may have released hazardous substances to the environment. We are also conducting groundwater remediation relating to a historical spill on the property which antedates our ownership.

Because these environmental investigations are still underway, we are unable to determine the amount of ultimate liability relating to these matters. Based on the results of the pending investigations and future assessments of natural resource damages, we may be required to incur costs associated with additional phases of investigation or remedial action, and may be liable for damages to natural resources. In addition, we may be required to perform periodic maintenance dredging in order to continue to launch vessels from our launch ways on the Willamette River, in Portland, Oregon, and the river’s classification as a Superfund site could result in some limitations on future dredging and launch activities. Any of these matters could adversely affect our business and results of operations, or the value of our Portland property.

Our implementation of new enterprise resource planning (ERP) systems could result in problems that could negatively impact our business.

We continue to work on the design and implementation of ERP and related systems that support substantially all of our operating and financial functions. We could experience problems in connection with such implementations, including compatibility issues, training requirements, higher than expected implementation costs and other integration challenges and delays. A significant implementation problem, if encountered, could negatively impact our business by disrupting our operations. Additionally, a significant problem with the implementation, integration with other systems or ongoing management of ERP and related systems could have an adverse effect on our ability to generate and interpret accurate management and financial reports and other information on a timely basis, which could have a material adverse effect on our financial reporting system and internal controls and adversely affect our ability to manage our business.

A change in our product mix, a failure to design or manufacture products or technologies or achieve certification or market acceptance of new products or technologies or introduction of products by our competitors could have an adverse effect on our profitability and competitive position.

We manufacture and repair a variety of railcars. The demand for specific types of these railcars and mix of refurbishment work varies from time to time. These shifts in demand could affect our margins and could have an adverse effect on our profitability.

We continue to introduce new railcar products and technologies and periodically accept orders prior to receipt of railcar certification or proof of ability to manufacture a quality product that meets customer standards. We could be unable to successfully design or manufacture these new railcar products and technologies. Our inability to develop and manufacture such new products and technologies in a timely and profitable manner, to obtain certification, and achieve market acceptance or the existence of quality problems in our new products could have a material adverse effect on our revenue and results of operations and subject us to penalties, cancellation of orders and/or other damages.

In addition, new technologies, changes in product mix or the introduction of new railcars and product offerings by our competitors could render our products obsolete or less competitive. As a result, our ability to compete effectively could be harmed.

Our relationships with our joint venture and alliance partners could be unsuccessful, which could adversely affect our business.

In recent years, we have entered into several joint venture agreements and other alliances with other companies to increase our sourcing alternatives, reduce costs, and to produce new railcars for the North American marketplace. We may seek to expand our relationships or enter into new agreements with other companies. If our joint venture alliance partners are unable to fulfill their contractual obligations or if these relationships are otherwise not successful in the future, our manufacturing costs could increase, we could encounter production disruptions, growth opportunities could fail to materialize, or we could be required to fund such joint venture alliances in amounts significantly greater than initially anticipated, any of which could adversely affect our business.

We could have difficulty integrating the operations of any companies that we acquire, which could adversely affect our results of operations.

The success of our acquisition strategy depends upon our ability to successfully complete acquisitions and integrate any businesses that we acquire into our existing business. The integration of acquired business operations could disrupt our business by causing unforeseen operating difficulties, diverting management’s attention from day-to-day operations and requiring significant financial resources that would otherwise be used for the ongoing development of our business. The difficulties of integration could be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. In addition, we could be unable to retain key employees or customers of the combined businesses. We could face integration issues pertaining to the internal controls and operational functions of the acquired companies and we also could fail to realize cost efficiencies or synergies that we anticipated when selecting our acquisition candidates. Any of these items could adversely affect our results of operations.

If we are not successful in succession planning for our senior management team our business could be adversely impacted.

Several key members of our senior management team are at or nearing retirement age. If we are unsuccessful in our succession planning efforts, the continuity of our business and results of operations could be adversely impacted.

An adverse outcome in any pending or future litigation could negatively impact our business and results of operations.

We are a defendant in several pending cases in various jurisdictions. If we are unsuccessful in resolving these claims, our business and results of operations could be adversely affected. In addition, future claims that may arise relating to any pending or new matters, whether brought against us or initiated by us against third parties, could distract management’s attention from business operations and increase our legal and related costs, which could also negatively impact our business and results of operations.

We could be liable for physical damage or product liability claims that exceed our insurance coverage.

The nature of our business subjects us to physical damage and product liability claims, especially in connection with the repair and manufacture of products that carry hazardous or volatile materials. Although we maintain liability insurance coverage at commercially reasonable levels compared to similarly-sized heavy equipment manufacturers, an unusually large physical damage or product liability claim or a series of claims based on a failure repeated throughout our production process could exceed our insurance coverage or result in damage to our reputation.

We could be unable to procure adequate insurance on a cost-effective basis in the future.

The ability to insure our businesses, facilities and rail assets is an important aspect of our ability to manage risk. As there are only limited providers of this insurance to the railcar industry, there is no guarantee that such insurance will be available on a cost-effective basis in the future. In addition, due to recent extraordinary economic events that have significantly weakened many major insurance underwriters, we cannot assure that our insurance carriers will be able to pay current or future claims.

Any failure by us to comply with regulations imposed by federal and foreign agencies could negatively affect our financial results.

Our operations and the industry we serve, including our customers, are subject to extensive regulation by governmental, regulatory and industry authorities and by federal and foreign agencies. These organizations establish rules and regulations for the railcar industry, including construction specifications and standards for the design and manufacture of railcars; mechanical, maintenance and related standards; and railroad safety. New regulatory rulings and regulations from these entities could impact our financial results, demand for our products and the economic value of our assets. In addition, if we fail to comply with the requirements and regulations of these entities, we could face sanctions and penalties that could negatively affect our financial results.

Our product and repair service warranties could expose us to potentially significant claims.

We offer our customers limited warranties for many of our products and services. Accordingly, we may be subject to significant warranty claims in the future, such as multiple claims based on one defect repeated throughout our production or servicing process or claims for which the cost of repairing the defective part is highly disproportionate to the original cost of the part. These types of warranty claims could result in costly product recalls, customers seeking monetary damages, significant repair costs and damage to our reputation.

If warranty claims attributable to actions of third party component manufacturers are not recoverable from such parties due to their poor financial condition or other reasons, we could be liable for warranty claims and other risks for using these materials on our products.

Changes in accounting standards, including accounting for leases, or inaccurate estimates or assumptions in the application of accounting policies, could adversely affect our financial results.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Some of these policies require use of estimates and assumptions that may affect the reported value of our assets or liabilities and financial results and are critical because they require management to make difficult, subjective, and complex judgments about matters that are inherently uncertain. Accounting standard setters and those who interpret the accounting standards (such as the Financial Accounting Standards Board, the SEC, and our independent registered public accounting firm) may amend or even reverse their previous interpretations or positions on how these standards should be applied. In some cases, we could be required to apply a new or revised standard retrospectively, resulting in the restatement of prior period financial statements. In addition, the SEC may soon decide that issuers in the United States should be required to prepare financial statements in accordance with International Financial Reporting Standards, a comprehensive set of accounting standards promulgated by the International Accounting Standards Board, instead of U.S. Generally Accepted Accounting Principles and current proposals could potentially require us to report under the new standards beginning as early as 2015 or 2016. Changes in accounting standards can be hard to predict and can materially impact how we record and report our financial condition and results of operations. For a further discussion of some of our critical accounting policies and standards and recent accounting changes, see Critical Accounting Policies and Estimates in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 2 Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements.

From time to time we may take tax positions that the Internal Revenue Service may contest.

We have in the past and may in the future take tax positions that the Internal Revenue Service (IRS) may contest. Effective with fiscal year 2011, we are required by a new IRS regulation to disclose particular tax positions, taken after the effective date, to the IRS as part of our tax returns for that year and future years. If the IRS successfully contests a tax position that we take, we may be required to pay additional taxes or fines that may adversely affect our results of operation and financial position.